Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into between Post Holdings, Inc., a Missouri corporation (“Post”), and William P. Stiritz (the “Executive”) dated as of May 29, 2012 (the “Effective Date”).

RECITALS

A.    Post desires to retain Executive as an employee on the terms set forth herein.

B.    Executive desires to accept such employment on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals, covenants and agreements contained herein, the parties agree to the provisions set forth below.

1.    Employment Term. Subject to the remaining provisions of this Agreement, Executive shall be employed by Post for a period commencing on May 29, 2012 and ending on May 28, 2015 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement. Notwithstanding the preceding sentence, commencing on May 29, 2015 and on each May 29 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless Post or Executive provides the other party hereto at least sixty (60) days’ prior written notice before the relevant Extension Date that the Employment Term shall not be so extended. For the avoidance of doubt, the term “Employment Term” shall include any extension that becomes applicable pursuant to the preceding sentence.

2.    Executive Representation. Executive hereby represents to Post that the execution and delivery of this Agreement by Executive and Post and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement to which Executive is a party or otherwise bound.

3.    Position; Performance; Location.

(a)    Position. During the Employment Term, Executive shall serve as the Chief Executive Officer of Post. Subject to the oversight and direction of the Board of Post, Executive shall have overall management responsibility for Post and such other responsibilities and authority as the Board of Post may assign from time to time. Executive shall report exclusively and directly to the Board of Post. During the Employment Period, the Company will also cause the Board of Directors of the Company (the “Board”) to appoint Executive as a director of the Company and to nominate Executive for re-election to the Board when his term as director expires.

(b)    Performance. Executive shall diligently and faithfully serve Post and perform such duties as may be assigned from time to time by the Board of Post. Executive shall perform the duties required hereunder in accordance with the terms of this Agreement, the organizational documents of Post, the policies and procedures of Post, and all applicable federal, state and local laws. Executive shall devote his best efforts and full working time, attention, energy and skill to the performance of his duties hereunder and to promoting and furthering the interests of Post.

(c)    Location. During the Employment Term, the location at which Executive will perform his duties under this Agreement shall be Post’s principal executive offices in St. Louis, Missouri, subject to reasonable travel required to perform such duties.

4.    Compensation. During the Employment Term, the compensation of Executive will consist of the compensation and benefits set forth below.

(a)    Base Salary. Post shall pay to Executive a base salary (“Base Salary”) at an annual rate of One Dollar ($1.00), less all applicable deductions and withholdings, payable on May 29 of each year in the Employment Term, commencing with May 29, 2012.

(b)    Bonus and Executive Incentive Programs. During the Employment Term, Executive will not participate in any annual, long-term or short-term bonus award program of Post. During the Employment Term, Executive is not eligible to participate in, and will not participate in, any incentive or deferred compensation program available to Post’s executives (including, without limitation, the Deferred Compensation Plan for Key Employees, the Post Holdings, Inc. Savings Investment Plan, the Post Holdings, Inc. Executive Savings Investment Plan, the Post Holdings, Inc. Executive Supplemental Retirement Plan, etc.), except (i) to the extent of any balances which have been transferred into such plans prior to the date hereof; and (ii) as expressly set forth below.

(c)    Equity Awards.

(i)    Sign-On Grants. Simultaneously with the execution of this Agreement, Post and Executive are entering into (i) that certain Non-Qualified Stock Option Agreement of even date herewith, under which Executive is receiving a grant of a non-qualified option to purchase shares of common stock of Post, at an exercise price per share equal to the fair market value per share as of the date of grant, which option will vest in accordance with and subject to the provisions of that Non-Qualified Stock Option Agreement (the “Options”) and (ii) that certain Restricted Stock Unit Award Agreement of even date herewith, under which Executive is receiving a grant of restricted stock units which will be settled in shares of common stock of Post, which restricted stock units will vest in accordance with and subject to the provisions of that Restricted Stock Unit Award Agreement (the “RSUs”). The Options and the RSUs are governed by Post’s 2012 Long-Term Incentive Plan, as it may be amended from time to time (the “2012 Plan”).

(ii)    Annual Grant. For any calendar year during the Employment Term, Executive may receive additional grants under Post’s 2012 Plan or any successor equity incentive plan thereto. The size and vesting of any such award will be in the sole discretion of Post’s Compensation Committee. Notwithstanding the foregoing, in connection with the Options granted to Executive pursuant to the above-referenced Non-Qualified Stock Option Agreement and the RSUs pursuant to the above-referenced Restricted Stock Unit Award Agreement, Executive understands that Post does not intend to grant him any additional equity awards for the first three years of the Employment Term, except in the event of a material change in the capitalization of the Company or a material increase in the Company’s size or scope from the date hereof.

(d)    Benefits. It is the intent and agreement of the parties that, except as expressly required by applicable law, Executive will not be eligible to participate in, and will not participate in, Post’s employee benefit plans, which plans include, but are not limited to, the following: Post Holdings, Inc. Savings Investment Plan; Post Holdings, Inc. Executive Supplemental Savings Investment Plan; Post Holdings, Inc. Deferred Compensation Plan for Key Employees (other than solely with respect to the transferred balance from the Ralcorp plans); Post Holdings, Inc. Retirement Plan; Post Holdings, Inc. Supplemental Retirement Plan; Post Holdings, Inc. Health Care Plan; Post Holdings, Inc. Retiree Health Care Plan; Post Holdings, Inc. Life Insurance Plan; Post Holdings, Inc. Retiree Life Insurance Plan; Post Holdings, Inc. Long-term Disability Plan; Post Holdings, Inc. Short-Term Disability Plan; Post Holdings, Inc. Flexible Benefits Plan; Post Holdings, Inc. Severance Plan; Post Holdings, Inc. Dental Plan; Post Holdings, Inc. Vision Plan; Post Holdings, Inc. Voluntary Personal Accident Plan; and Post Holdings, Inc. Company Travel Accident Plan; other than to the extent of any balances which have been transferred into such plans prior to the date hereof.

(e)    Business Expenses. Executive shall be reimbursed for reasonable business expenses incurred by Executive in the performance of his duties hereunder and in accordance with Post’s policies and procedures relating to the reimbursement of business expenses.

(f)    Indemnification. Executive and Post shall enter into an indemnification agreement substantially similar to the existing indemnification agreements between by Post and its directors and officers.

5.    Termination.

(a)    Termination. Either party may terminate this Agreement and the Employment Term, and Executive’s employment with Post, at any time, with or without cause, by giving written notice of such termination to the other party at least thirty (30) days prior to the effective date of such termination. Effective as of any date of termination under this Section 5 or otherwise, Executive shall automatically and without taking any further actions be deemed to have resigned from all director, officer or other positions then held by him with Post and all of its subsidiaries or affiliates.

(b)    Obligations of Post Upon Termination. If this Agreement and the Employment Term, and Executive’s employment with Post, is terminated for any reason, then Executive shall be entitled to receive reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Post’s policies prior to the effective date of such termination.

6.    Successors to Company; Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the “Company” (as hereafter defined) and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean Post as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The Company may not assign this Agreement other than to a successor to all or substantially all of the business and/or assets of the Company. Executive shall have no right to transfer or assign this Agreement.

7.    Missouri Law to Govern. This Agreement shall be governed by the laws of the State of Missouri without giving effect to the conflict of laws provisions thereof.

8.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and a duly authorized officer of the Company. No waiver by a party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

9.    Taxes; Set-off. All payments to be made to Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, including any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”), or any interest or penalties incurred with respect to such excise tax. The right of Executive to receive benefits under this Agreement, however, shall be absolute and shall not be subject to any set-off, counter-claim, recoupment, defense, duty to mitigate or other rights the Company may have against Executive or anyone else.

10.    Severability. The invalidity and unenforceability of any particular provision of this Agreement shall not affect any other provision of this Agreement, and the Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

11.    Covenant Not to Compete; Non Solicitation; and Confidentiality.

(a)    During the Employment Term and until the third anniversary of the effective date of the termination of Executive’s employment with the Company, Executive shall not:

(i)    engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) directly or indirectly in any business that produces, develops,

markets or sells any type of food products that compete with those food products produced by the Company; provided however, that ownership of less than ten percent (10%) of the outstanding stock of any publicly-traded corporation (other than the Company) shall not be deemed to be engaging solely by reason thereof in any of the Company’s businesses; or

(ii)    induce or attempt to induce any customer, supplier, lender or other business relation of the Company to cease doing business with the Company or any of its subsidiaries.

(b)    Executive agrees to treat and hold as confidential any information concerning the business and affairs of the Company that is not or does not become generally available to the public other than as a result of a disclosure in violation of this Agreement (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in Executive’s possession.

(c)    Executive acknowledges and agrees that in the event of a breach by Executive of any of the provisions of this Section 11, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company or its successor or assigns shall be entitled to, in addition to the other rights and remedies existing in their favor, specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof from any court of competent jurisdiction in each case without the requirement of posting a bond or proving actual damages.

(d)    Executive agrees that except in connection with any legal proceeding relating to the enforcement of this Agreement, following the effective date of the termination of Executive’s employment with the Company, Executive shall not publicly disparage the Company or its officers or directors.

(e)    The term “indirectly” as used in this Section 11 with respect to Executive is intended to mean any acts authorized or directed by or on behalf of Executive or any entity controlled by Executive.

12.    Release of Claims. Executive agrees that in exchange for the payment of all sums due hereunder, Executive forever settles, compromises, discharges, forgives and voids all employment related claims and causes of action Executive has or may have against the Company or its successor or assigns.

13.    Code Section 409A.

(a)    Notwithstanding anything contained herein to the contrary, if at the time of Executive’s termination of employment with the Company for whatever reason, (i) Executive is determined to be a specified employee within the meaning of Section 409A of the Code and the regulations and other guidance thereunder, at the time of such termination and, (ii) any of the payments or benefits provided hereunder may constitute “deferred compensation” under Section 409A of the Code, then the date of payment of such payments or benefits shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Code and the regulations and other guidance thereunder.

(b)    To the extent that any right to reimbursement of expenses or payment of any in-kind benefit under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below.

EXECUTIVE		POST HOLDINGS, INC.

		By:	/s/ Diedre J. Gray
/s/ William P. Stiritz
William P. Stiritz		Name:	Diedre J. Gray

Date:	May 29, 2012	Title:	SVP - Legal & Secretary

		Date:	May 29, 2012